Exhibit 10.22

                            T.T. COMMUNICATIONS, INC.
      233 Broadway, New York, NY 10279 (212) 962-3690 (212) 964-0136 (Fax)
   5633 Charlestown Road, Dallas TX 75230 (972) 503-8286 (972) 503-8273 (Fax)

October 15, 1998

Mr. Frank M. Clark
President & CEO
SURGICAL SAFETY PRODUCTS, INC.
2018 Oak Terrace
Sarasota, Florida 34231

Dear Frank:

     We appreciate the  opportunity to work with Surgical  Safety  Products Inc.
(SURG). This agreement will serve as a confirmation of the terms of our working relationship as outlined in our letter to you dated October 5, 1998.

     Remuneration to T.T. Communications, Inc. (TT) will consist of the following:

        1) Retainer fee of $2,000 per month for a period of three months commencing November 1, 1998 through January 30, 1999. This amount is payable in advance due on the 10th of each month and subject to review on a quarterly basis.

        2) Reimbursement for expenses on an at-cost basis, including long distance telephone calls, postage, copy charges, and travel and entertainment. No single cost over $100 will be incurred without the approval of SURG.

        3) Granting of 25,000 options to purchase SURG stock at $1.50 per share over a three-year period.

        4) In addition, should T.T. introduce SURG to a source of financing, or to a contact who subsequently introduces SURG to a source of financing, T.T. will receive a cash finder's fee of 1.5% of the total dollar value involved in the initial financing. For subsequent transactions stemming from that initial introduction, T.T. will receive a cash finder's fee of .75% of the total dollar value involved for each subsequent financing.

     It is understood by all parties that this relationship is cancelable on 30 days written notice by either party.

     Please sign in acknowledgment of the above. We thank you and look forward to a productive relationship.

In acknowledgment:                                Sincerely,
/s/ Frank Clark                                   /s/ Mark N. Tyler
-----------------------------                     --------------------------
Mr. Frank M. Clark, President                     Mark N. Tyler
SURGICAL SAFETY PRODUCTS, INC.                    T.T. COMMUNICATIONS, INC.



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                            T.T. COMMUNICATIONS, INC.
      233 Broadway, New York, NY 10279 (212) 962-3690 (212) 964-0136 (Fax)
   5633 Charlestown Road, Dallas TX 75230 (972) 503-8286 (972) 503-8273 (Fax)

October 5, 1998

Mr. Frank M. Clark
President & CEO
SURGICAL SAFETY PRODUCTS, INC.
2018 Oak Terrace
Sarasota, Florida 34231

Dear Frank:

     First, let us thank you for considering our firm for your investor relations needs. After some careful and in-depth review, it appears to us that your corporate story is strong and should command the attention of some quality people in the investment community across the U.S. and possibly beyond. Of course, that is where T.T. becomes relevant. We firmly believe that our capabilities qualify us to assist you in gaining attention and, ultimately, a fair evaluation of SURG securities.

     We propose a total investor relations and communication program, commencing immediately or at a date in the near future appropriate for you. Here's what that would include:

INVESTMENT COMMUNITY & MEDIA CONTACT

     T.T. would communicate with quality investment and media people across the U.S. whom we have come to know over the past 30 years. Additionally, we would identify and target new people who potentially would be interested in SURG. Included in our contracts would be the following:

        *    Retail/Institutional Producers.
        *    Money and Fund Managers.
        * Investment Bankers (we have relationships with a number of quality firm that we can introduce you).
        *    Shareholders. (When appropriate).
        * Media/Press Personnel (publishers, editors, writers, reporters of all relevant trade and business publications).

Our methods of contacting investment professionals include the following:

        *    Telephone/Fax and Conference Calls.
        *    Mailings.
        *    Personal visits by T.T. -with travel when appropriate.
        * Meetings for SURG's management team with quality investment professionals. This would involve T.T. traveling with SURG's management. In addition, T.T. would arrange meetings while SURG's management is traveling for other corporate purposes.
        * Follow-up calls and meetings with the media and investment community, including creation of contact list, analysis of trading activity and feedback.




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COMMUNICATIONS PACKAGE DEVELOPMENT

     T.T.'s role would be in helping to concept the various components of this effort, plus editing as well as creating initial drafts when appropriate. We would propose being involved in the following components:

        *    Annual/Quarterly Reports.
        *    News/Press Releases.
        * Publicity. T.T. has gained "feature treatment" for our clients in major financial publications as well as specific industry, professional and trade journals.
        * Corporate profiles, fact sheets and brochures. T.T. has produced various documents that have proved effective as a supplement to existing client material.

     We would commence our work for you at $2,000 a month for a period of three months at which time we would request a review. Expenses would be billed at cost without markup. Any single expense over $100 would require management's approval. In addition, should T.T. introduce SURG to a source of financing, or to a contact who subsequently introduces SURG to a source of financing, T.T. will receive a cash finder's fee of 1.5% of the total dollar value involved in the initial financing. For subsequent transactions stemming from that initial introduction, T.T. will receive a cash finder's fee of .75% of the total dollar value involved for each subsequent financing. Based on the monthly retainer, we feel consideration should be given towards granting T.T. 25,000 options for SURG's common stock at a price correlating to T.T.'s engagement for duration of five years.

     If SURG decides to retain T.T., we would prepare a letter of agreement that would outline the terms of our relationship. T.T. would keep SURG apprised of all activities through continual updating.

        Frank, we appreciate the opportunity to present SURG with this proposal. There are virtually countless professional who could have an interest in your story - - it is just a matter of contacting them. Our performance will be best measured by the quality of the individuals and firms to who SURG is introduced. I can promise that you will not find any firm that will work harder for your interests.


Sincerely,
/s/ Mark
Mark N. Tyler

MNT/jt